Exhibit 99.53

NEWS RELEASE

For Immediate Release	Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

Press Release
Available for Immediate Publication: October 22, 2007

First National Bank of Northern California Reports Third Quarter 2007 Earnings of $0.62 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced net earnings for the third quarter of 2007 of $1,795,000 or $0.62 per diluted share, compared to $1,466,000 or $0.51 per diluted share for the third quarter of 2006. Total consolidated assets as of September 30, 2007 were $638,528,000 compared to $586,023,000 as of September 30, 2006. Certain amounts reported for 2006 have been reclassified to conform to the September 30, 2007 presentation. The reclassifications had no effect on Net earnings or Stockholders’ equity.

Financial Highlights: Third quarter, 2007
Consolidated Statement of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Interest income	$10,881	$9,502	$31,439	$27,267
Interest expense	3,531	2,786	10,046	6,905

Net interest income	7,350	6,716	21,393	20,362
Provision for loan losses	(180)	(163)	(510)	(519)
Non-interest income	1,093	1,046	3,239	5,189
Non-interest expense	5,761	5,346	17,327	16,135

Income before income taxes	2,502	2,253	6,795	8,897
Provision for income taxes	(707)	(787)	(1,814)	(2,874)

Net earnings	$1,795	$1,466	$4,981	$6,023

Basic earnings per share	$0.63	$0.52	$1.74	$2.12
Diluted earnings per share	$0.62	$0.51	$1.72	$2.07

Average assets	$627,520	$585,307	$615,185	$569,719
Average equity	$64,940	$59,723	$63,745	$58,076
Return on average assets	1.14%	1.00%	1.08%	1.41%
Return on average equity	11.06%	9.82%	10.42%	13.83%
Efficiency ratio	68%	69%	70%	63%
Net interest margin	5.10%	5.01%	5.12%	5.28%
Weighted average shares outstanding:
Basic	2,861	2,842	2,859	2,840
Diluted	2,881	2,901	2,888	2,905

Consolidated Balance Sheets
(In ‘000s)

	As of September 30, 2007	As of September 30, 2006

Assets
Cash and cash equivalents	$17,264	$16,675
Securities available for sale	91,127	136,133
Loans, net	486,127	393,883
Premises, equipment and leasehold improvements	13,604	13,300
Goodwill	1,841	1,841
Other assets	28,565	24,191

Total assets	$638,528	$586,023

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$179,627	$180,069
Savings and money market	189,232	170,378
Time	138,154	126,431

Total deposits	507,013	476,878
Federal funds purchased	12,620	10,622
Federal Home Loan Bank advances	45,000	30,000
Accrued expenses and other liabilities	8,859	8,051

Total liabilities	573,492	525,551
Stockholders’ equity	65,036	60,472

Total liabilities and stockholders’ equity	$638,528	$586,023

          “Our operating results for the third quarter of 2007 reflect our ability to add quality interest earning assets, primarily construction and permanent commercial real estate financing instruments, which have positively affected our profitability for the quarter. We have been able to grow our assets by $52,505,000 or 9%, total deposits by $30,135,000 or 6% year over year. We have increased our use of FHLB borrowings to help fund this loan growth in order to keep the interest rates paid on our deposits at levels that management believes to be prudent. During the quarter, the growth in loans has allowed our net interest margin to increase 9 basis points over levels achieved during the same quarter of 2006. Our quarterly net interest income increased by $634,000 year over year, resulting in a net interest margin of 5.10% during the third quarter of 2007, compared to 5.01% during the third quarter of 2006. The third quarter net interest margin decreased by 3 basis points when compared to the 5.13% recorded for the second quarter of 2007. The primary reason for the decline in the third quarter net interest margin from the level achieved during the second quarter of this year was an increase in nonaccrual loans. At September 30, 2007 there were four loans totaling $11,253,000 in nonaccrual status, compared to $2,344,000 and $3,000 in nonaccrual loans as of June 30, 2007 and September 30, 2006, respectively. At September 30, 2007, the nonaccrual loans were all real estate loans that were considered well secured by management based on current valuations. Our increased non-interest expenses year over year were primarily the result of increased salaries and benefits and occupancy expenses, “ stated Tom McGraw, Chief Executive Officer.

          “Our focus in the near term is to increase our deposit base, in particular our DDA deposits, while continuing to meet our customers’ loan needs. Anticipated deposit acquisition efforts are planned throughout our existing branches, highlighting products such as our business on-line banking and remote capture products. We also plan to offer positive pay and lockbox products in the near future. Our challenge, as we plan for the future, is to deliver the products and services that will help our customers meet their personal and business financial goals while we manage the growth of our non-interest expenses,” noted Mr. McGraw.

          Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.